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                            AMENDMENT TO LETTER AGREEMENT


         Yves C. Faroudja and Isabell Faroudja (the "Sellers") and Spencer Trask Holdings, Inc. (the "Buyer") hereby agree to amend the letter agreement (the "Letter Agreement") dated November 13, 1995 between the Sellers and the Buyer as follows:

         1. The Sellers currently own 1,964,912 shares of common stock and 596,496 shares of preferred stock of Faroudja Research Enterprises Inc. ("FRE"). Accordingly, section 3(a)(i) of the Letter Agreement shall be amended to provide that, at the Closing (as defined in the Letter Agreement), the Buyer shall purchase 960,528 shares of common stock of FRE (which will comprise 37.5% of the total number of issued and outstanding shares of FRE's common stock, without giving effect to shares that are issued or issuable pursuant to the Stock Plans (as defined in the Letter Agreement)).

         2. The Sellers hereby grant the Buyer an option (the "First Closing Option") to purchase from the Sellers up to 480,264 shares of common stock of FRE and 2,120,192 shares of common stock of Faroudja Laboratories, Inc. ("FLI"), in addition to the shares the Buyer shall purchase pursuant to the Letter Agreement. The Buyer may exercise the First Closing Option, in whole or in part, by giving written notice to the Sellers at any time on or before the Closing Date (as defined in the Letter Agreement); PROVIDED that, if the Buyer exercises the First Closing Option in part, the Buyer shall purchase a number of shares of Common Stock of FLI equal to the number of shares of common stock of FRE to be purchased upon that exercise of the First Closing Option multiplied by 4.4146.

         3. If the Buyer exercises the First Closing Option in full, the exercise price of the First Closing Option shall be $6 million. If the Buyer exercises the First Closing Option in part, the exercise price of the First Closing Option shall be an amount equal to the total number of shares of common stock of FLI and FRE to be purchased upon that exercise of the First Closing Option multiplied by a fraction, the numerator of which is $12 million and the denominator of which is 5,200,912.

         4. If the Buyer delivers an aggregate of $18 million of purchase price in cash to the Sellers and FLI at the Closing (as defined in the Letter Agreement), the Sellers shall grant the Buyer an option (the "Second Option"), exercisable not later than 18 months after the Closing, to purchase, for an aggregate purchase price of $6 million, 480,264 shares of common stock of FRE and 2,120,193 shares of common stock of FLI (each, as defined in the Letter Agreement). If the Buyer delivers to the Sellers and FLI an aggregate of less than $18 million of purchase price, the number of shares purchasable upon exercise of the Second Option and the exercise price of the


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Second Option shall be adjusted proportionally, and the Second Option shall expire on the first anniversary of the Closing Date.

         5. Except as expressly provided in this agreement, the Letter Agreement shall remain in full force and effect in accordance with its terms.

         6. This agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute on e and the same document.

Dated:   February 9, 1996

                             SPENCER TRASK HOLDINGS, INC.
                             for Faroudja Images, Inc.


                             By:/s/ Kevin B. Kimberlin
                             ------------------------------------
                                  Name:  Kevin B. Kimberlin
                                  Title:


                             /s/ Yves C. Faroudja
                             ------------------------------------
                                  Yves C. Faroudja

                             /s/ Isabell Faroudja
                             ------------------------------------
                                  Isabell Faroudja


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